Exhibit 10.5
RESIGNATION AND CONSULTING AGREEMENT
This Resignation and Consulting Agreement (“Agreement”) is entered into by and between Norfolk Southern Corporation (“Company”) and John Orr (“Executive” or “I”) (collectively, the “Parties”).
WITNESSETH:
WHEREAS, Executive is an at-will employee and as such, Executive’s employment can be terminated at any time;
WHEREAS, Employee and Company agree that a Good Reason event under the Norfolk Southern Executive Severance Plan, as modified and supplemented by the offer letter between the Company and Executive, dated March 18, 2024 (collectively, the “Severance Plan”) is occurring for reasons unrelated to sexual harassment or sexual abuse and not for cause and Executive is resigning from his role as Executive Vice President & Chief Operating Officer the Company for Good Reason on May 31, 2026 (the “Resignation Date”) and will remain employed as a special advisor to the Chair of the Board of Directors of the Company (the “Board”) before terminating employment on June 30, 2026 and retiring from the Company effective July 1, 2026, as a result of which Executive would be eligible to receive certain severance benefits under the Severance Plan, and desires to receive the benefits under the Severance Plan and to relinquish and waive any severance rights and benefits provided under any other Company policy;
WHEREAS, the Company, the Board and Executive desire for Executive to serve as a special advisor to the Chairman of the Board as a non-executive employee through June 30, 2026 and an advisor to the Company through the successful consummation of the transactions contemplated by the Company’s Agreement and Plan of Merger with Union Pacific (“UP”) and certain other entities named therein, dated as of July 28, 2025 (the “Closing”) for certain additional consideration following the Closing; and
WHEREAS, a condition to receipt of benefits under the Severance Plan is for Executive to execute a Separation Agreement and Release satisfactory to the Company.
NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
The foregoing WHEREAS clauses are incorporated and made a part of this Agreement.
1.SEPARATION OF EMPLOYMENT AND CONSULTING.
(a)Effective as of the Resignation Date, I resigned from my position as Executive Vice President & Chief Operating Officer of the Company for Good Reason, as Good Reason is defined under the Severance Plan and will terminate my employment with the Company effective June 30, 2026 and retire from the Company effective as of July 1, 2026. I will continue to serve as an advisor to the Company, with the title “Special Advisor,” from the Resignation Date through June 30, 2026 and will serve as a special advisor to the Company through the earlier of (i) the Closing or (ii) June 1, 2027 (the “Transition Date”). The period beginning on the Resignation Date and ending on the Transition Date is the “Transition Period.” Effective as of the Resignation Date, and except as otherwise provided in this Section 1, I will be deemed to have automatically resigned from all of my officer and director positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates) and will have automatically resigned all of my employment positions effective as of June 30, 2026. I also agree that I will execute such additional documents reasonably requested by the Company to evidence the foregoing resignations but no additional action by the parties is required.
(b)As a Special Advisor, I will assist the Company through the Chair of the Board as an employee through June 30, 2026 and as an independent contractor thereafter with (i) the transition of my former duties as the Chief Operating Officer of the Company, (ii) continuity of service with respect to my responsibilities, knowledge and expertise and (iii) any other services reasonably requested by the Chair of the Board. For the avoidance of doubt, (x) during the Transition Period, I will not have the power (and shall not hold myself out as having the power) to bind the Company or any of its affiliates as its agent, and (y) I will remain subject to the Company’s policies applicable to employees and consultants, including the requirement to pre-approve any trades in the Company’s securities through the Company’s insider trading procedures.
(c)Effective July 1, 2026, I will not be an employee of the Company and I will not be eligible for any employee benefits from the Company. On and after July 1, 2026, I will be an independent contractor and will be solely responsible for all tax and other legal requirements related to my services to the Company as an independent contractor.
(d)Effective July 1, 2026, Executive may work as an independent contractor to provide consultant and other services for any other company or entity, in accordance with the terms of this Agreement, without any prior authorization from the Company.
(e)During the Transition Period, Company understands and agrees that Executive’s travel to Atlanta or any other location will be limited and requested only when necessary and essential to Executive’s assistance provided for in Section 1(b). Any travel undertaken, or reasonable business expenses or other related expenses incurred, by Executive at the Company’s request during the Transition Period shall be fully reimbursed by the Company within 30 days of any properly reported and reimbursable travel or business expenses.
(f)I understand that the Company has paid or will timely pay me, in accordance with its normal payroll and other procedures, for: (i) my work from the date this Agreement was received through June 30, 2026; (ii) my properly reported and reimbursable business expenses that remain unpaid, provided that I submit any such claims for reimbursement together with this Agreement; (iii) my accrued but unused vacation for the current year, less all required tax withholdings and other deductions; (iv) and a prorated portion of my 2026 short-term incentive award based on the Company’s actual performance, payable at the same time as payable to similarly situated executives of the Company and subject to the terms and conditions of the 2026 short-term incentive program.
(g)I understand that, for benefit plans governed by the Employee Retirement Income Security Act of 1974 (“ERISA”), benefits following June 30, 2026, if any, will be determined in accordance with the terms of the applicable plan or other governing documents.
(h)I understand that the foregoing payments and benefits, other than benefits provided under the Severance Plan, have been or will be provided to me regardless of whether I sign or revoke this Agreement.

2.PAYMENTS AND OTHER BENEFITS.
I acknowledge that, in consideration for signing this Agreement within 21 days after I receive it and provided that I do not revoke the Agreement during the seven-day revocation period described in Section 9 and provided I comply in all respects with the terms and conditions of this Agreement through June 30, 2026 and execute and do not revoke the reaffirmation of this Agreement attached hereto as Exhibit A, on June 30, 2026, I will receive the following payments and benefits, consistent with a resignation for Good Reason pursuant to the Severance Plan (the “Payments and Benefits”):
(a)Payment in the gross amount of $1,550,000, equal to two (2) times Executive’s base salary, paid in a lump sum, less all required tax withholdings and other deductions;
(b)Payment in the gross amount of $1,557,750, equal to two (2) times Executive’s target annual bonus, paid in a lump sum, less all required tax withholdings and other deductions;
(c)Full vesting of all outstanding non-qualified stock option awards and continued vesting of all restricted stock unit awards and performance stock unit awards under the Company’s Long-Term Incentive Plan, which awards shall vest and be exercisable or settled based on the terms of the award agreements for a “retirement” and to the extent applicable, based on actual performance of the Company;
(d)Payment in the gross amount of $36,000 for health coverage, paid in a lump sum; and
(e)Payment in the gross amount of $30,000 for outplacement services, paid in a lump sum.
(f)The payments provided in Section 2(a), 2(b), 2(d) and 2(e) will be paid by direct deposit or, if not possible, by check sent by regular mail to my last known address, following June 30, 2026 and within 30 calendar days after the expiration of the revocation period set forth in the reaffirmation of this Agreement attached hereto as Exhibit A; provided, however, that if I am a “specified employee” within the meaning of Section 409A, any payment that is subject to Section 409A that is to be made under this Agreement that would otherwise be paid within six (6) months after my separation from service will instead be paid in the seventh month following my separation from service. All payments made under this Section 2 shall be net of all taxes, withholdings and any other amount required by law to be withheld from such payments. Furthermore, debts owed to the Company may also be deducted from the payments.
(g)In addition, and provided I comply in all respects with the terms and conditions of this Agreement through the Transition Date and execute and do not revoke the reaffirmation of this Agreement attached hereto as Exhibit A, on the Transition Date, I will be eligible to receive the final installments of the retention bonus agreement between me and the Company dated September 24, 2025 (the “Retention Agreement”), in the amount of $2,250,000, in a lump sum payment, net of all taxes, withholdings and any other amount required by law to be withheld, within 30 calendar days of the Closing. I hereby expressly affirm that if I do not comply in all respects with the terms and conditions of this Agreement through the Transition Date, I have no right to and will forfeit the remaining installments under the Retention Agreement.
(h)The Company shall pay any and all attorneys’ fees, costs, and other expenses incurred by Executive related to Executive’s work as an employee of the Company and related to any work performed as an advisor in accordance with this Agreement. For the avoidance of doubt:(1) the Company will continue to pay all attorneys’ fees, costs, and other expenses related to any ongoing matters. I hereby expressly affirm that the Company’s obligations under this Section 2(h) shall immediately cease if I become adverse to the Company in any respect and/or if I do not comply in all respects with the terms and conditions of this Agreement and/or any other obligations to the Company.
3.RELEASE OF COMPANY.
In consideration of the Payments and Benefits provided for in Section 2:
(a)On behalf of myself and my heirs and personal representatives, I release and forever discharge Company and its subsidiaries, affiliates, and parents (cumulatively referred to as the “Affiliates”), and their respective past, present and future partners, principals, managers, directors, officers, employees, agents, attorneys, employee benefit plans, trustees and all others acting in concert with them (the “Releasees”), from any and all claims, actions, suits, proceedings, complaints, causes of action, grievances, debts, costs and expenses (including attorney’s fees), at law or in equity, known or unknown, that I: (i) have or may have through the date I sign this Agreement, arising out of, based on, or relating in any way to any acts or omissions that occurred, in whole or in part, prior to the time that I sign this Agreement, including, but not limited to: claims for breach of any express or implied contract, wrongful termination, retaliation, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination or harassment based on race, religion, sex, age, color, handicap and/or disability, national origin, or any other protected class, and any other claim based on or related to my employment with Company or my departure therefrom, including but not limited to claims under ERISA, Title VII of the Civil Rights Act of 1964, Section 1981 of Title 42 of the United States Code, the Civil Rights Act of 1866, Executive Order 11246, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Uniformed Services Employment and Reemployment Rights Act, the Occupational Safety and Health Act, the Federal Railroad Safety Act, the Federal Employers Liability Act, the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act (GEPA), the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Discriminatory Wage Practices Based on Sex Act, the Virginia Human Rights Act, and any other federal, state or local statute or regulation, all as amended; and (ii) have or may have at any time before or after I sign this Agreement arising under, based on, or related to the Worker Adjustment and Retraining Notification Act. Nothing in this Agreement is intended to or shall be construed as an admission by Company or any Releasees that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to me or otherwise. Company and the Releasees expressly deny any such illegal or wrongful conduct.
(b)I do not waive, nor has Company asked me to waive, any rights or claims that cannot be released by law, such as any vested retirement benefits that I may have.
(c)I agree not to sue the Company or any of the Releasees with respect to rights and claims covered by this Agreement. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Agreement, I will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.
(d)I agree that I will not provide any information, advice, or services to, and will not serve as a consulting or testifying expert witness for, any person, law firm, or entity in connection with any claim of any type or nature by that person, law firm, or entity against the

Company or any Releasee. Notwithstanding the foregoing, this Agreement does not and is not intended to prevent, restrict, or otherwise interfere with my right to: (i) provide information to any appropriate federal, state, or local governmental agency or court, including the Securities and Exchange Commission (“SEC”), and to any arbitral tribunal or mediation service involving the Company, or as otherwise required by law; (ii) enforce this Agreement; or (iii) file a charge or complaint with, testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such governmental agency or court, or make any disclosures that are protected under the whistleblower provisions of federal law or regulation; however, this Agreement does prevent me from making any individual or personal recovery against any of the Releasees, including the recovery of money damages, reinstatement or other legal or equitable relief, as a result of filing a charge or complaint with a government agency against any of the Releasees, with the exception of any right to receive a monetary award from the SEC related to my participation in an SEC investigation or proceeding.
(e)The Company hereby expressly knowledges and affirms that Executive is indemnified, to the fullest extent permitted by applicable law, the Company’s by-laws, policies and Directors and Officers liability insurance from and against any and all losses, claims, damages, liabilities, judgments, fines, penalties, excise taxes, settlements, awards, costs, and expenses of any nature whatsoever, including, but not limited to, reasonable attorneys’ fees and expenses, expert fees, investigation costs, court costs, and other professional fees and expenses, incurred by Executive in connection with, arising out of, relating to, or resulting from any threatened, pending, or completed claim, demand, action, suit, arbitration, mediation, investigation, inquiry, hearing, subpoena, regulatory proceeding, administrative proceeding, criminal proceeding or civil proceeding. For the avoidance of doubt, this indemnification extends to (i) Executive’s service under this Agreement, or (ii) any action taken or omitted by Executive in connection with the performance of Executive’s duties or responsibilities on behalf of the Company or the Company Affiliates.
4.EXECUTIVE’S COVENANTS.
In consideration of the Payments and Benefits provided for in Section 2, I also covenant and agree that:
(a)Confidentiality of Release.
Subject to Section 3(d) above, I shall hold this Agreement confidential, and not disclose its terms to anyone, except for my immediate family, legal counsel, and tax advisor, or as otherwise required by law, and I will inform them of this confidentiality provision upon any such disclosure. I understand that this confidentiality provision is a material provision of this Agreement.
(b)Confidentiality of Company Information.
I covenant and agree that any confidential or proprietary information and any corporate policies, procedures and documents acquired by me during my employment with the Company is the exclusive property of the Company, and I acknowledge that I have no ownership interest or right of any kind to said property. Except as otherwise required by law, I agree that I will not use or directly or indirectly, disclose or divulge to any unauthorized party for their own benefit or to the detriment of the Company, any such information that I may have acquired during my employment with the Company, whether or not developed or compiled by the Company and whether or not I was authorized to have access to such information. I covenant that I have returned all such information to the Company.

I further covenant that I will not disclose any trade secrets, customer lists, vendor and contractor rates, designs, information regarding product development, names of vendors and contractors, phone numbers or contact information of vendors and contractors, operating plans, strategic plans, marketing plans, sales plans, projected acquisitions or dispositions of properties, assets, or management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to Company or any of the Affiliates or UP or information designated as confidential or proprietary that Company or any of the Affiliates may receive belonging to UP, suppliers, customers, or others who do business with Company or any of the Affiliates or UP.
Notwithstanding the foregoing, this Agreement does not prohibit me from: (i) providing truthful testimony in response to compulsory legal process; (ii) participating in any government investigation; (iii) providing truthful statements in conjunction with any claim permitted to be brought by the employee; or (iv) providing information to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.
(c)Non-Disparagement Clause.
Subject to Section 3(d) above, I shall not make any disparaging comments, whether oral or written, regarding the Board, the Company and/or UP and the respective officers, directors, employees, agents, leadership, partners, owners, stockholders, predecessors, successors, assigns of the Company and/or UP or any of the Affiliates and/or affiliates of UP and their respective agents, directors, officers, employees, representatives or attorneys (whether individually or in reference to a group or collective of individuals). Further, I expressly agree not to make any disparaging comments about UP or the Company’s pending merger with UP. The Board and the Company shall instruct all board members, officers, and directors that they shall not make any disparaging comments, whether oral or written, regarding Executive. Such disparaging comments include, but are not limited to, comments containing negative, false or misleading information, or potentially having the effect of damaging the reputation of Company or its leadership, or Executive.
(d)Cooperation.
I agree that I will in good faith cooperate and assist in the transition of my work, files, and pending matters to other Company representatives as directed by Company. In addition, I will at all times, both before and after termination of employment, (a) provide all reasonably requested cooperation and assistance necessary for the Company to reach a successful Closing, (b) provide reasonable cooperation in connection with any investigation, action or legal proceeding (or any appeal from any action or legal proceeding) that relates to events occurring during my employment with Company, and (c) cooperate with the Company in executing and delivering documents requested by Company, and taking any other actions, that are necessary or requested by the Company to assist Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in Company.
(e)Non-Compete.
I will not perform or provide the same or similar services that I provided or performed on behalf of the Company, or act as a consultant or paid advisor to a direct competitor of the Company for eleven (11) months from June 30, 2026, unless I seek a waiver from the Board, which may not be unreasonably withheld, and the waiver is granted in writing.

For this purpose, a “direct competitor of the Company” is any North American Class I freight rail carrier (including, without limitation, a holding or other company that controls or operates, or is controlled by or under common control with, any North American Class I rail carrier).
(f)Remedies with Respect to Covenants.
I understand and agree that if I breach or threaten to breach the covenants and obligations contained in Section 4 of this Agreement, Company shall be entitled to the following remedies, which shall be cumulative and are not mutually exclusive:
(i)I acknowledge and agree that my covenants and obligations with respect to Section 4 of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Company irreparable injury for which adequate remedies are not available at law. Therefore, I understand and agree that if I breach or threaten to breach the covenants and obligations of Section 4 of this Agreement, in any respect, Company shall be entitled to an injunction, restraining order or other equitable relief (without the requirement to post bond) to restrain such breach or threatened breach or otherwise specifically enforce the covenants and obligations set forth therein.
(ii)I acknowledge and agree that the damages resulting from my breach of the covenants and obligations contained in Section 4 of this Agreement would be uncertain and difficult to ascertain.
5.COMPANY PROPERTY.
As soon as practicable, but in no event later than the Effective Date of this Agreement, I shall return to Company: (a) any and all business equipment, credit cards, and other Company property made available for my use while an employee of Company; and (b) any files, data, or other copies of information (whether in hard copy or in electronic form) pertaining to Company or any of the Affiliates, or the business or operation thereof.
To the extent that the Company is in possession or comes into possession of any personal data or information belonging to the Executive, including for the avoidance of doubt, any personal, non-business related information stored on electronic devices belonging to and returned to the Company in accordance with this Section 5, the Company shall delete and/or destroy such data, documents, or information, if permitted by Company’s data retention and/or preservation obligations. To the extent Company is unable to delete and/or destroy such data, documents, and information, Company shall not release, use, disclose or make available to any other person or entity that data, documents, and information, unless required by law. In the event Company is compelled by operation of law to release, use, or disclose such data, documents, or information, the Company shall, to the extent practicable, provide Executive with written notice of its intention to release, use, disclose such data, documents, or information.
6.AGREEMENT NOT TO SEEK REEMPLOYMENT
In consideration of the Payments and Benefits provided for in Section 2, I further agree that I will not reapply for work with Company or the Affiliates. I understand that if I apply for work with Company or the Affiliates, Company or the Affiliates will have the right to refuse to hire, rehire or otherwise engage me. I further agree that it will not constitute discrimination or retaliation if, in the future, Company declines to hire me or terminates me after inadvertently hiring, reinstating or engaging me.

7.MISCELLANEOUS OTHER TERMS.
(a)I acknowledge that in executing this Agreement, I do not rely, and have not relied, upon any representation or statement made by Company, any of the Affiliates, or by any of its employees or representatives with regard to the subject matter hereof, other than documents specifically referenced in this Agreement.
(b)I represent and warrant that I have been timely paid and have received all compensation, wages, bonuses, equity, commissions, vacation time, paid leave, reimbursement of business expenses, and any other benefits to which I may be entitled from the Company or any Affiliates except as provided in this Agreement. I further represent and warrant that I have been granted all leave (paid or unpaid) to which I was entitled under the federal Family and Medical Leave Act, or related state or local law.
(c)I acknowledge that I was advised to consult with an attorney of my choice (at my expense, except for $15,000 to be provided by the Company directly to my attorney of choice) before I sign this Agreement. Company will rely on my signature on this Agreement as my representation that I have read this Agreement carefully before signing it, and that I have a full and complete understanding of its terms.
(d)The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. To the extent there are any ambiguities in the terms of this Agreement, those ambiguities shall not be construed against one party or the other.
(e)This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. Executive consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The parties agree that any and all initial judicial actions instituted under this Agreement or relating to its enforceability shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, or the Georgia State-wide Business Court, regardless of the place of Executive’s residence or work location at the time of such action.
(f)Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.
(g)This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.
(h)I agree that Company’s provision of the Payments and Benefits provided for in Section 2 does not constitute an acknowledgement that I have complied with this Agreement. I understand that Company specifically reserves the right to pursue legal remedies against me arising out of my noncompliance with this Agreement.
(i)I represent and warrant that I have not incurred a work-related injury or occupational disease and that I am not suffering from any work-related injuries or occupational diseases and I further warrant that I am competent to execute this Agreement.

(j)This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Agreement be administered in all respects in accordance with Code Section 409A. Each payment under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A shall be treated as a separate payment for purposes of Code Section 409A. In no event may Executive (or Executive’s estate, in the event of Executive’s death), directly or indirectly, designate the taxable year of any payment to be made under the Agreement.
8.RELEASE OF CLAIMS UNDER THE ADEA, TIME LIMITS, REVOCATION, AND EFFECTIVE DATE.
(a)I understand that the release set forth in Section 3 includes a release of any claims against the Releasees under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I understand that my waiver of rights and claims under the ADEA does not extend to any ADEA rights or claims arising after the date I sign this Agreement and I am not prohibited from challenging the validity of this release and waiver of claims under the ADEA.
(b)I understand that I have twenty-one (21) days from the date I received this Agreement to consider its terms. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period. If I sign this Agreement, I may still revoke my acceptance of the Agreement for up to seven (7) days after I sign it, by notifying Company in writing before the expiration of that seven (7)-day period. If I decide to revoke the Agreement, the written revocation notice should be sent by email (with delivery confirmation notification) to Jason M. Morris at Jason.Morris2@nscorp.com.
(c)If not revoked, this Agreement will become effective on the eighth (8th) day after I sign it (“Effective Date”). If I do not sign this Agreement within the 21-day period, or if I timely revoke this Agreement during the seven (7)-day revocation period, this Agreement will not become effective and I will not be entitled to the Payments and Benefits provided for in Section 2.
[SIGNATURE PAGE FOLLOWS]

Norfolk Southern Corporation
By: _____________________________________

BY SIGNING BELOW, I REPRESENT AND WARRANT THAT I HAVE FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, I HAVE CAREFULLY READ AND UNDERSTAND THIS AGREEMENT IN ITS ENTIRETY, I HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF MY CHOOSING, AND I HAVE EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

________________________________________
(Executive Signature - DO NOT PRINT)
________________________________________
Date Signed

EXHIBIT A

REAFFIRMATION OF RESIGNATION AND CONSULTING AGREEMENT

By my signature below on this Reaffirmation of Resignation and Consulting Agreement (“Reaffirmation”), I hereby reaffirm the Resignation and Consulting Agreement, dated May 31, 2026, by and between me and Norfolk Southern Corporation (the “Resignation Agreement”), which is incorporated herein by reference as if set forth fully.

I understand and agree that this Reaffirmation effectuates a complete waiver and release of all rights and claims of whatever kind or nature, whether known or unknown, as described in the Resignation Agreement, while extending the timeframe of those waivers and releases to and including the date of my signature below.

In addition, I understand and agree that by signing this Reaffirmation, I am waiving and releasing all known and unknown claims that I presently have against any of the Releasees (as that term is defined in the Resignation Agreement) under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990. Without limiting the foregoing, I understand and agree that by entering into this Reaffirmation: (i) I am waiving any rights or claims that I might have under the ADEA, as amended by the OWBPA; (ii) I am not waiving any rights or claims that may arise after the date that I execute this Reaffirmation; (iii) as a result of signing this Reaffirmation and not revoking it, I will receive consideration beyond that to which I was previously entitled; (iv) I am hereby advised by the Company to consult with an attorney before signing this Reaffirmation and I have thoroughly discussed all aspects of the Resignation Agreement and this Reaffirmation with an attorney of my choice (at my own expense) to the extent I wished to do so; and (v) I have been offered the opportunity to consider the terms of this Reaffirmation for not less than twenty-one (21) calendar days prior to the execution of this Reaffirmation (and that if I sign this Reaffirmation before the end of the twenty-one (21) calendar day consideration period, I voluntarily will have waived the remainder of that period). I represent that I first received a copy of this Reaffirmation (and the Resignation Agreement) on May 28, 2026.

If I sign this Reaffirmation, I may still revoke my acceptance of the Reaffirmation for up to seven (7) days after I sign it, by notifying Company in writing before the expiration of that seven (7)-day period. If I decide to revoke the Reaffirmation, the written revocation notice should be sent by email (with delivery confirmation notification) to Jason M. Morris at Jason.Morris2@nscorp.com.

If not revoked, this Reaffirmation will become effective on the eighth (8th) day after I sign it.

If I do not sign this Reaffirmation or if I timely revoke it, I understand and agree that I will receive only $1,000.00 of consideration in exchange for signing the Resignation Agreement and that I will not receive the consideration described elsewhere in the Resignation Agreement (i.e., the consideration described in Section 2 of the Resignation Agreement) and the Company shall have all rights under law and equity to recoup all consideration previously paid or settled under Section 2.

I am executing this Reaffirmation pursuant to my agreement in the Resignation Agreement in exchange for the consideration described in that Resignation Agreement that is contingent on my signing and not revoking this Reaffirmation.

ACCEPTED AND AGREED TO:
EXECUTIVE

By: __________________________________

Date: _________________________________